FORM OF

MULTIPLE CLASS PLAN

on behalf of

Franklin KENTUCKY Tax-Free Income Fund

This Multiple Class Plan (the “Plan”) has been adopted by a majority of the Board of Trustees (the “Board”) of FRANKLIN TAX-FREE TRUST (the “Investment Company”), including a majority of the Board members who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Investment Company, for the series named above (the “Fund”).  The Board has determined that the Plan, including the expense allocation methods between the classes, is in the best interests of each class of the Fund, the Fund and the Investment Company as a whole.  The Plan sets forth the provisions relating to the establishment of multiple classes of shares of the Fund.

1.                  The Fund publicly offers two classes of shares, known as Class A Shares and Advisor Class Shares.

2.                  Class A Shares carry a front-end sales charge ranging from 0% - 4.25%, and Advisor Class Shares are not subject to any front-end sales charges.

3.                  Class A Shares are not subject to a contingent deferred sales charge (“CDSC”), except in the following limited circumstances.  On investments of $1 million or more, a CDSC of 0.75% of the lesser of the then-current net asset value or the original net asset value at the time of purchase applies to redemptions of those investments within the contingency period of 18 months from the calendar month following their purchase.  The CDSC is waived in certain circumstances, as described in the Fund’s prospectus and statement of additional information (“SAI”).

Advisor Class Shares are not subject to any CDSC.

4.                  The distribution plan adopted by the Investment Company pursuant to Rule 12b-1 under the 1940 Act (the “Rule 12b-1 Plan”) associated with the Class A Shares may be used to reimburse Franklin Templeton Distributors, Inc. (“Distributors”) or others for expenses incurred in the promotion and distribution of the Class A Shares, as well as for shareholder services provided for existing shareholders of Class A Shares of the Fund.  Such distribution expenses and shareholder services expenses (as set forth in the Fund’s Class A Shares Rule 12b-1 Plan) may be paid only pursuant to the terms of the Fund’s Class A Shares Rule 12b-1 Plan.

The Rule 12b-1 Plan for the Class A Shares shall operate in accordance with the Conduct Rules of the Financial Industry Regulatory Authority, or any successor thereto.

No Rule 12b-1 Plan has been adopted on behalf of Advisor Class Shares and, therefore, Advisor Class Shares shall not be subject to deductions relating to Rule 12b-1 fees.

5.                  All fees and expenses incurred by the Fund, other than Rule 12b-1 fees are Fund-wide Expenses (as that term is defined in Rule 18f-3 under the 1940 Act).  For purposes of the expense allocation, the specific fees or expenses incurred under the Rule 12b-1 Plan include any fees or expenses directly associated with such Rule 12b-1 Plan, including proxy preparation and solicitation expenses or similar expenses related to any shareholder vote related thereto.

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Multiple Class Plan – Franklin Tax-Free Trust (KY)                                                                                                       # 1533582  v. 1

6.                  The only difference in expenses between the Classes shall relate to differences in Rule 12b-1 Plan expenses, as described in the Class A Shares’ Rule 12b-1 Plan; however, to the extent that the Rule 12b-1 Plan expenses of one class are the same as the Rule 12b-1 Plan expenses of another class, such classes shall be subject to the same expenses.

7.                  There shall be no conversion features associated with the Class A and Advisor Class Shares.

8.                  Shares of Class A and Advisor Class may be exchanged for shares of another investment company within the Franklin Templeton Group of Funds according to the terms and conditions stated in each fund’s prospectus and SAI, as may be amended from time to time, to the extent permitted by the 1940 Act, and the rules and regulations adopted thereunder.

9.                  Each class will vote separately with respect to any Rule 12b-1 Plan related to, or which now or in the future may affect, that class.

10.              All material amendments to this Plan must be approved by a majority of the Board members, including a majority of the independent Board members.

11.              I, Karen L. Skidmore, Vice President and Secretary of the Investment Company, do hereby certify that this Multiple Class Plan was adopted on behalf of the Franklin Kentucky Tax-Free Income Fund, by a majority of the Board members of the Investment Company, including a majority of the independent Board members, on [______________], 2016.

Karen L. Skidmore

Vice President & Secretary

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Multiple Class Plan – Franklin Tax-Free Trust (KY)                                                                                                       # 1533582  v. 1